Exhibit 99.1

Buffalo Wild Wings, Inc. Announces Completion of Purchase of Seven Restaurant Locations from Avado Brands, Inc.

MINNEAPOLIS--(BUSINESS WIRE)--Buffalo Wild Wings, Inc. (Nasdaq:BWLD), today announced that it has completed the acquisition of certain leases and other assets of seven “Don Pablo’s Mexican Restaurant” locations from Avado Brands, Inc. Buffalo Wild Wings, Inc. paid, in the aggregate, approximately $1,200,000 in cash for the lease rights and other assets.

The seven Don Pablo’s Mexican Restaurants are located in Rockford, Illinois; Eagan, Minnesota; Rochester, New York; Cincinnati, Ohio; Chesapeake, Virginia; Ft. Worth, Texas; and Mesquite, Texas. The locations have closed for business and will be renovated into Buffalo Wild Wings Grill & Bar ® restaurants. The Company anticipates the restaurants will reopen in the third quarter of 2008.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is a growing owner, operator and franchisor of restaurants featuring a variety of boldly-flavored, made-to-order menu items including Buffalo-style chicken wings spun in one of 14 signature sauces. Buffalo Wild Wings is an inviting neighborhood destination with widespread appeal and is the recipient of dozens of "Best Wings" and "Best Sports Bar" awards from across the country. There are currently 495 Buffalo Wild Wings locations across 37 states.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to the timing of the reopening of the restaurants, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the timing of construction and completing other contingencies necessary to reopen the restaurants, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

CONTACT:
Buffalo Wild Wings, Inc.
Mary Twinem, 952-253-0731